EXHIBIT 10.8

-----------                                                             -------
Copy Number                                                             Offeree

                                  CONFIDENTIAL
                           PRIVATE OFFERING MEMORANDUM

                               FIRST RESERVE, INC.

            A MINIMUM OF $300,000 (300,000 SHARES OF COMMON STOCK) TO
           A MAXIMUM OF $1,000,000 (1,000,000 SHARES OF COMMON STOCK)
                         PURCHASE PRICE: $1.00 PER SHARE

         All of the shares of common stock, no par value (the "Common Stock") offered hereby (the "Shares") are being issued and sold by First Reserve, Inc. (the "Company"), an Arizona corporation, at an offering price of $1.00 per share (the "Offering"). This Offering is being made pursuant to Rule 504 of Regulation D as promulgated under the Securities Act of 1933, as amended. The Company reserves the right to accept or reject any subscription at its sole discretion. The minimum investment in this Offering is $5,000, although the Company may elect, at its discretion, to accept a smaller investment. All funds received from subscriptions will be deposited in an escrow account with Adorno & Zeder, P.A. (the "Escrow Agent") as described herein. The Company has agreed to pay an 8% commission to selling brokers who sell shares in this Offering. See "Terms of the Offering."

                                  ------------

           THIS OFFERING INVOLVES AN EXTREMELY SPECULATIVE INVESTMENT
                    WITH VERY HIGH RISK. SEE "RISK FACTORS."

                                  ------------

         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR WITH THE SECURITIES REGULATORY AUTHORITY OF ANY STATE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO EXEMPTIONS FROM REGISTRATION CONTAINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND THE SECURITIES LAWS OF THE VARIOUS STATES IN WHICH THIS OFFERING IS BEING MADE. NO GOVERNMENT AGENCY HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR HAS ANY AGENCY PASSED UPON OR REVIEWED THE ACCURACY OR ADEQUACY OF THIS PRIVATE OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     * * * *

                        PRICE                            NET PROCEEDS
                        TO PUBLIC     COMMISSIONS(1)     TO COMPANY(2)
                        ---------     --------------     -------------
PER SHARE               $  1.00
TOTAL MINIMUM           $  300,000       $24,000            $251,000
TOTAL MAXIMUM           $1,000,000       $67,628            $752,722
------------
(1) THE COMPANY HAS AGREED TO PAY AN 8% COMMISSION TO SELLING BROKERS. A FINANCIAL CONSULTANT TO THE COMPANY WILL RECEIVE A TOTAL OF 69,600 SHARES IF THE MINIMUM OFFERING IS RAISED, AND 154,650 SHARES IF THE MAXIMUM OFFERING IS RAISED FOR CERTAIN FINANCIAL ADVISORY SERVICES.

(2) REPRESENTS PROCEEDS TO THE COMPANY AFTER DEDUCTING THE 8% COMMISSION, OTHER COSTS TO THE COMPANY AGGREGATING APPROXIMATLY $25,000, AND THE VALUE OF THE SHARES BEING ISSUED TO THE COMPANY'S FINANCIAL CONSULTANT. SEE "USE OF PROCEEDS."

                                     * * * *

         THE DATE OF THIS PRIVATE OFFERING MEMORANDUM IS APRIL 6, 1998.

         First Reserve, Inc., an Arizona corporation (the "Company") is seeking to raise a minimum of $300,000 or a maximum of $1,000,000 (before the payment of commissions and expenses) by selling a minimum of 300,000 shares of its Common Stock (the "Minimum Offering"), or 1,000,000 shares of its Common Stock (the "Maximum Offering") in this Offering. No refunds are planned in the event that less than the Minimum Offering is achieved. All funds received from subscriptions will be deposited in an escrow account with Adorno & Zeder, P.A. (the "Escrow Agent") as described herein. See "Use of Proceeds." This Offering will terminate on June 15, 1998; however, the Company reserves the right to extend the Offering in its sole discretion. All of the shares offered hereby are being sold by certain registered securities dealers, in which case such registered securities dealers will receive a commission equal to eight percent of the purchase price of the shares sold thereby.

CALIFORNIA INVESTORS:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE CALIFORNIA CORPORATIONS CODE BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE CALIFORNIA CORPORATIONS CODE, IF SUCH REGISTRATION IS REQUIRED.

CONNECTICUT INVESTORS:

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE BANKING COMMISSIONER OF THE STATE OF CONNECTICUT NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FLORIDA INVESTORS:

     EACH FLORIDA RESIDENT WHO SUBSCRIBES FOR THE PURCHASE HEREIN HAS THE RIGHT, PURSUANT TO SECTION 517.061(11)(A)5 OF THE FLORIDA STATUTES (THE "FLORIDA SECURITIES INVESTOR PROTECTION ACT"), TO WITHDRAW HIS SUBSCRIPTION FOR THE PURCHASE WITHIN THREE BUSINESS DAYS AFTER THE EXECUTION AND DELIVERY OF THE SUBSCRIPTION AGREEMENT OR PAYMENT FOR THE SECURITIES HAS BEEN MADE, WHICHEVER IS LATER, AND RECEIVE A FULL REFUND OF ALL MONIES PAID. WITHDRAWAL AND REFUND WILL BE WITHOUT ANY FURTHER LIABILITY TO ANY PERSON. TO ACCOMPLISH THIS WITHDRAWAL, A SUBSCRIBER MUST SEND A LETTER OR FAX TO THE COMPANY AT 1360 S. DIXIE HIGHWAY, CORAL GABLES, FLORIDA 33146, FAX NO. (305) 662-5646, INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER MUST BE SENT AND POSTMARKED, AND ANY FAX, COURIER OR HAND DELIVERY MUST BE RECEIVED, PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY. IT IS PRUDENT TO SEND SUCH

LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME IT WAS MAILED, UNLESS SAME IS PERSONALLY DELIVERED. IF THE REQUEST IS MADE VERBALLY TO THE COMPANY (IN PERSON OR BY TELEPHONE TO AN OFFICER OR DIRECTOR OF THE COMPANY AT (305) 667-8871, A WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED SHOULD BE REQUESTED.

MASSACHUSETTS INVESTORS:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE MASSACHUSETTS SECURITIES ACT BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE MASSACHUSETTS SECURITIES ACT, IF SUCH REGISTRATION IS REQUIRED.

NEW YORK INVESTORS:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE NEW YORK FRAUDULENT PRACTICES ("MARTIN") ACT BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE NEW YORK FRAUDULENT PRACTICES ("MARTIN") ACT, IF SUCH REGISTRATION IS REQUIRED.

PENNSYLVANIA INVESTORS:

         UNDER THE PROVISIONS OF SECTION 207(M)(2) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, A PENNSYLVANIA RESIDENT WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY SECTION 203(D) DIRECTLY FROM AN ISSUER OR AFFILIATE OF AN ISSUER SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER OR ANY OTHER PERSON WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.

         EACH PERSON ENTITLED TO EXERCISE THE RIGHT TO WITHDRAW GRANTED BY SECTION 207(M), AND WHO WISHES TO EXERCISE SUCH RIGHT, MUST WITHIN

THE AFOREMENTIONED TWO BUSINESS DAYS CAUSE A WRITTEN NOTICE OR TELEGRAM TO BE SENT TO THE COMPANY AT THE ADDRESS PROVIDED IN THE PLACEMENT OFFERING MEMORANDUM INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM MUST BE SENT AND POSTMARKED ON OR PRIOR TO THE AFOREMENTIONED SECOND BUSINESS DAY. IF YOU ARE SENDING A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME IT WAS MAILED. SHOULD YOU MAKE THIS REQUEST ORALLY, YOU MUST ASK FOR WRITTEN CONFIRMATION THAT YOUR REQUEST HAS BEEN RECEIVED.

         ALL PENNSYLVANIA INVESTORS WILL BE REQUIRED TO AGREE IN WRITING THAT THEY WILL NOT SELL THESE SHARES WITHIN TWELVE MONTHS AFTER THE DATE OF PURCHASE OF SUCH SHARES.

                                  ------------

         THIS MEMORANDUM IS BEING SUBMITTED TO A LIMITED NUMBER OF INVESTORS AND MAY NOT BE REPRODUCED OR DELIVERED TO ANY PERSON OTHER THAN THE PERSON WHOSE NAME APPEARS ON THE COVER PAGE. AN OFFEREE WHO DOES NOT PURCHASE SHARES PURSUANT HERETO AGREES TO RETURN THIS MEMORANDUM AND ANY COPIES TO THE COMPANY. DURING THE COURSE OF THIS OFFERING AND PRIOR TO THE SALE OF THE SHARES THE COMPANY WILL MAKE AVAILABLE TO EACH OFFEREE THE OPPORTUNITY TO ASK IN WRITING QUESTIONS OF, AND RECEIVE IN WRITING ANSWERS FROM ALLEN C. HARPER, CHAIRMAN/CHIEF EXECUTIVE OFFICER OF THE COMPANY, AT 1360 SOUTH DIXIE HIGHWAY, CORAL GABLES, FLORIDA 33146, CONCERNING THE TERMS AND CONDITIONS OF THE OFFERING AND TO OBTAIN ANY ADDITIONAL INFORMATION, TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, REQUESTED BY THE OFFEREE OR HIS REPRESENTATIVE OR NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THIS MEMORANDUM. ALL INQUIRIES REGARDING THIS OFFERING SHALL BE DIRECTED TO ALLEN C. HARPER AT THE ADDRESS SET FORTH ABOVE.

         NO PERSON OTHER THAN ALLEN C. HARPER, OR RONALD A. SHUFFIELD, EACH OF WHOM ARE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, is authorized to give any written information or to make any written representations other than those contained in this Memorandum, and, if given or made, such information or representations by other persons may not be relied upon. This Memorandum does not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares offered hereby, nor does it constitute an offer to sell or solicitation of an offer to buy such shares in any jurisdiction or to any person in which or to whom it is unlawful to make such offer or solicitation. The delivery of this Memorandum at any time does not imply that the information herein is correct as of any time subsequent to its date. In the event any material change occurs with respect to the affairs of the Company during the period of this Offering, the Company will amend this Memorandum to reflect such material change.

                                TABLE OF CONTENTS

MEMORANDUM SUMMARY..........................................................1

SUITABILITY.................................................................3

TERMS OF THE OFFERING.......................................................4

THE COMPANY.................................................................5

RISK FACTORS................................................................6

DILUTION ..................................................................11

USE OF PROCEEDS............................................................12

BUSINESS ..................................................................14

MANAGEMENT.................................................................25

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS............................27

PRINCIPAL SHAREHOLDERS.....................................................28

DESCRIPTION OF COMPANY STOCK...............................................29

DIVIDENDS..................................................................30

ACCESS TO AND FURNISHING OF ADDITIONAL INFORMATION.........................30

                                LIST OF EXHIBITS

Exhibit A     -     Form of Subscription Agreement

Exhibit B     -     Form of Offeree Questionnaire

Exhibit C     -     Fortune 500 Companies with
                    Miami-Dade County Operations

Exhibit D     -     First Reserve Florida Financial Statements

                               MEMORANDUM SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS MEMORANDUM. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY.

THE COMPANY

         The Company is a full service real estate company that provides consumers with a wide range of residential, investment and business real estate services. The Company's primary operations are through its wholly-owned subsidiary, Esslinger-Wooten-Maxwell, Inc. ("EWM"). EWM is a Florida licensed real estate brokerage firm which engages 375 sales associates and support staff. In 1997, EWM brokered $368,000,000 of real property transactions. EWM concentrates primarily on upscale clients, as reflected by its average sales price of $218,544.

         EWM is the largest independent real estate broker in the metropolitan Miami, Florida area based on the dollar volume of gross sales prices. EWM provides the following services:

                           o         Residential Brokerage
                           o         Commercial Brokerage
                           o         Corporate Relocation Services
                           o         Property Management and Leasing
                           o         International Brokerage
                           o         Business Brokerage

         EWM operates from offices located in Coral Gables and in the Pinecrest-Palmetto area of Miami-Dade County, Florida. It is a member of numerous Florida-based Realtor associations, including the Realtor Association of Greater Miami and the Beaches, the Realtor Association of Miami-Dade County, the Ft. Lauderdale Association of Realtors and the Florida Keys Association of Realtors. EWM's market representation stretches for a distance of more than 50 miles (north to south) in South Florida.

         Embassy Financial Services, Inc. ("Embassy"), another Company subsidiary, is a licensed residential mortgage lender that specializes in conventional, Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgages. In 1997, Embassy closed 169 loans for a total value of approximately $27,000,000, an average of $160,377 per loan.

         In January 1998, certain shareholders of First Reserve Florida acquired the majority of shares of Phoenix Financial Reporting Group, Inc., an Arizona corporation ("PFRG"), a holding company with no operations. The shareholders of First Reserve Florida and the shareholders of Embassy exchanged their shares of First Reserve Florida common stock and Embassy common stock respectively for shares of PFRG Common Stock, with the result being that First Reserve Florida and

Embassy became wholly-owned subsidiaries of PFRG. PFRG changed its name to "First Reserve, Inc." and is hereinafter referred to as the "Company" in this Memorandum.

         The Company hopes to undertake an aggressive growth strategy by acquiring local brokerage operations throughout Florida to increase market presence, sales volume and the Company's geographic base. The Company is also contemplating the expansion of its mortgage brokerage services, acquiring other real estate services such as title companies or casualty insurance and establishing an alliance of other high quality real estate and mortgage brokerage firms for service throughout Central and Southern Florida and possibly South and Central America.

         As of October 31, 1997, First Reserve Florida's combined Balance Sheet, which includes primarily EWM and Embassy, reflects a net worth of $760,853.

THE OFFERING

         This Offering involves a minimum of 300,000 shares and a maximum of 1,000,000 shares, at a per share price of $1.00 The Company intends to sell a minimum of $300,000 worth shares of Common Stock, with a minimum investor purchase of $5,000 although the Company may, in its sole discretion, elect to sell less than that number of shares to any investor. The subscription funds will be held on behalf of the Company by Adorno & Zeder, P.A. in an escrow account f/b/o First Reserve, Inc. See "Terms of the Offering" and "Description of Securities."

USE OF PROCEEDS

         The Company plans to utilize the proceeds of this Offering for (i) general corporate purposes, (ii) working capital, (iii) potential acquisitions, mergers and growth of the Company's operations, and (iv) to pay the expenses of an intended public offering of its securities under the 1993 Act to take place within the near future. See "Use of Proceeds."

SHARES OUTSTANDING

         The Company presently has 5,312,000 shares of Common Stock outstanding. Upon the successful completion of the Minimum Offering, 5,681,600, shares will be outstanding, and upon the successful completion of the Maximum Offering, 6,312,000 shares will be outstanding.

RISK FACTORS

         This Offering involves a significant degree of risk. Prospective investors should therefore review and consider carefully all of the information set forth under the caption "Risk Factors" herein.

                                   SUITABILITY

     The shares being offered by this Memorandum will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities law. In connection with the federal securities laws, the shares are being offered for sale in transactions that are exempt from registration because of certain provisions of the 1933 Act or certain rules adopted by the Securities and Exchange Commission (the "Commission"). As a condition to the availability of such exemptions, each investor in the shares offered by this Memorandum will be required to represent, among other things, that he is acquiring the shares for his own account, for investment purposes only, and not with a view to resale or distribution.

         Certain states in the United States may have additional restrictions on who may invest in this speculative Offering. Each investor is cautioned to review the appropriate state warnings set forth at pages i - iv, above.

         Because an investment in the shares will involve a substantial degree of risk and will be highly illiquid, the Company will not sell any shares to any investor unless the investor is an "accredited investor" within the meaning of the applicable securities laws and represents, among other things, that the investor has (i) adequate means of providing for his current needs and possible personal contingencies, and (ii) no need for liquidity with respect to this investment. NO ONE SHOULD INVEST IN THE SHARES UNLESS THE INVESTOR CAN AFFORD THE COMPLETE LOSS OF HIS INVESTMENT. Each investor will be required to complete in its entirety the Offeree Questionnaire annexed hereto as Exhibit "B" in order to confirm that such person is an "accredited investor" within the meaning of the applicable securities laws and otherwise suitable for a purchase of the shares. See "Risk Factors."

                              TERMS OF THE OFFERING

     The Company is offering a minimum of 300,000 shares of its Common Stock ($300,000), and a maximum of 1,000,000 shares of Common Stock ($1,000,000) at a purchase price of $1.00 per share through designated persons until June 15, 1998, unless extended by the Company in its sole discretion.

     Each investor in this Offering must purchase at least 5,000 shares; however, the Company reserves the right, in its sole discretion, to sell less than the minimum required hereby. Investors who wish to subscribe for the shares must return a fully completed Subscription Agreement (Exhibit "A") and Offeree Questionnaire (Exhibit "B") and bank or cashier's check in the appropriate amount made payable to First Reserve, Inc. on or before June 15, 1998. The Company intends to raise a maximum of $1,000,000 (before the payment of commissions and expenses) by selling a minimum of 300,000 shares of its Common Stock (the "Minimum Offering"), or a maximum of 1,000,000 shares of its Common Stock (the "Maximum Offering") in this Offering, and no refunds are planned in the event that less than the minimum number of shares offered hereby are sold. All funds received from subscriptions will be deposited in an escrow account with Adorno & Zeder, P.A. (the "Escrow Agent") as described herein. See "Use of Proceeds."

    The expenses of this Offering (including legal, accounting, printing commission and miscellaneous fees and costs) are estimated at $49,000 in the event the Minimum Offering is achieved or $92,628 ($247,278 including the value of the Shares issued to the Company's financial consultant) in the event the Maximum Offering is achieved, and such expenses will be paid by the Company from the proceeds of the Offering. The total amount of commissions that may be paid in connection with this Offering is $24,000 in the event the Minimum Offering is achieved (not including 69,600 Shares to be issued to the Company's financial consultant for certain financial and advisory services), or $67,628 in the event the Maximum Offering is achieved (not including 154,650 Shares to the Company's financial consultant for certain financial and advisory services). See "Use of Proceeds."

         Each investor in this Offering will be required to pay in cash, at the date of his subscription, an amount equal to the total price of the shares which he or she has purchased.

         The Company reserves the right in its sole discretion to reject any subscription for the shares.

                                   THE COMPANY

         The primary business of the Company operates through its wholly-owned subsidiary, EWM, a general real estate brokerage firm. EWM was originally founded in 1964. Allen C. Harper and Ronald A. Shuffield, the current principals of the Company, purchased EWM in April 1984 through First Reserve, Inc., a Florida corporation, which they established for the purpose of acquiring EWM. First Reserve Florida is a holding company that wholly owns EWM and certain other related entities, including Embassy.

         Embassy is a licensed residential mortgage lender that specializes in conventional FHA and VA mortgages. Embassy originates loans in an agency capacity on behalf of other mortgage lenders. Embassy does not service any of the loans they originate. In 1997, Embassy closed 169 loans with a total value of approximately $27,000,000, an average of $160,377 per loan.

         Certain shareholders of First Reserve Florida acquired 83.3% of the total common shares (5,000,000 shares) of Phoenix Financial Reporting Group, Inc., an Arizona corporation ("PFRG"), a public holding company with no operations, pursuant to a Stock Purchase Agreement dated January 7, 1998. The PFRG shares were acquired from four different shareholders for an aggregate purchase price of $80,000. The remaining 1,000,000 shares of PFRG common stock are owned by 219 shareholders that owned shares in PFRG prior to the consummation of the Stock Purchase Agreement. By acquiring 83.3% of PFRG, the shareholders of First Reserve Florida acquired control of PFRG.

         Subsequent to the acquisition, the shareholders of PFRG voted to change the name of PFRG to First Reserve, Inc. The Company also issued additional shares of common stock. In addition, pursuant to an Agreement of Tax-Free Reorganization ("Exchange Merger Agreement"), the shareholders of First Reserve Florida and the shareholders of Embassy exchanged all of their common stock shares of First Reserve Florida and Embassy respectively for shares of the Company's Common Stock, with the result being that First Reserve Florida and Embassy became wholly-owned subsidiaries of PFRG. This exchange is intended to qualify as a tax-free reorganization pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. After the completion of the share exchange, First Reserve Florida has been merged into the Company and all the assets of First Reserve Florida and Embassy respectively have become assets of the Company. The Company recently approved a 1 for 2 reverse split of its common stock.

         As stated above, the primary operations of the Company are through EWM, its wholly-owned subsidiary. For a detailed description of EWM and its operations, see "Business - Company Background and History" herein.

                                  RISK FACTORS

     THE SHARES BEING OFFERED BY THIS MEMORANDUM ARE EXTREMELY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, NO ONE SHOULD INVEST IN THE SHARES UNLESS HE CAN AFFORD THE COMPLETE LOSS OF HIS INVESTMENT, AND EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS PRIOR TO MAKING AN INVESTMENT IN THE SHARES:

                  COMPETITION

                  All of the businesses in which EWM is engaged are highly competitive, especially residential real estate brokerage services. Many of its competitors, in particular those who benefit by affiliated franchising organizations, have substantially greater financial resources than the Company. Many of the Company's competitors are also undertaking a growth strategy. While EWM has a higher average sales price than its primary competitors, these primary competitors close substantially more residential listings than EWM and have substantially higher gross sales. See "Business-Competition". Even though the Company believes that its ability to specialize in higher-priced properties, the quality of its services and its knowledge of and relative strength in the South Florida market position itself well with its competitors, the substantial amount of competition is expected to continue, which may have an adverse effect on the Company and its operations.

                  ECONOMIC FACTORS

                  The Company's operations are directly dependent on the South Florida economy in general, and the South Florida real estate market in particular. South Florida's real estate market has been historically cyclical. Downturns in South Florida's economy will likely have an adverse effect on the Company's business and operations.

                  ABILITY TO CONSUMMATE ACQUISITIONS

                  The Company's growth strategy includes its intended acquisitions or mergers with certain real estate brokerage operations throughout Florida and/or the acquisition or merger with other entities that provide ancillary services and complementary real estate services. See "Business-Plan of Operations". To date, the Company has only had preliminary discussions with acquisition and/or merger candidates and has not entered into any definitive agreements to purchase or merge with any such entities. There is no guarantee that the Company will be able to enter into any such definitive agreements. Even if the Company enters into definitive agreements for its intended mergers or acquisitions, the Company may not be able to do so on its original or intended terms and conditions. Further, there is no guarantee that after a definitive agreement is signed the acquisition or merger will occur. Failure to consummate the Company's intended acquisitions and/or mergers will have an adverse effect on the Company's future growth prospects. Assuming that the intended acquisitions do occur, while the Company believes that they can operate the acquired businesses profitability, there is no guarantee that they will be able to do so.

                  REGULATORY ISSUES

                  The Company believes it currently complies with all existing laws and regulations, and such laws and regulations do not have a material effect on the Company. However, the subsequent adoption or modification of state and local laws and regulations imposing environmental controls, disclosure rules, zoning and other land use restrictions may materially and adversely affect the marketability of real estate, which would likely have a negative effect on the Company's financial conditions and its operations. Additionally, there are various licensing requirements imposed on the Company and its sales associates. The Company has made, and will continue to make, expenditures to comply with such laws and regulations. While based on the Company's experiences to date, the cost of compliance has not had, and is not expected to have, a material effect on the Company, changes in laws and regulations may give rise to additional compliance costs that could have a material adverse effect on the Company. Further, licenses may be revoked for a variety of reasons, including the violation of regulations and the failure to maintain certain financial requirements. Revocation of licenses would also have material and adverse effect on the Company and its operations. See "Business - Regulation."

                  CONCENTRATION OF CREDIT RISK

                  EWM has experienced credit risk in connection with its bank accounts. At various times during its fiscal year, EWM maintains deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation ("FDIC"). The exposure to EWM is solely dependent on daily bank balances and the financial strength of the respective institutions. To the extent that any financial institutions holding deposits of EWM are unable to pay such deposits in excess of FDIC insured amounts, this will have a material and adverse effect on the Company's ability to meet its short-term cash and liquidity needs.

                  DEPENDENCE UPON OFFERING FOR EXPANSION

                  The Company intends to pursue an aggressive growth strategy. The growth of the Company is dependent in part upon the Company's ability to acquire other entities requiring the proceeds raised from this Offering. If less than all of the Shares offered hereby are sold, the Company may have to delay or significantly modify its plans. Any such delay or modification of the Company's plans would likely have an adverse effect on the Company.

                  UNCERTAINTY AS TO SUFFICIENCY OF FUNDS

                  Assuming that all 1,000,000 Shares hereunder are sold, the Company believes that the net proceeds to the Company from the sale of the Shares will provide the Company with sufficient capital with which to carry out its near-term business goals. However, if fewer than the maximum number of Shares are sold, the Company may not have sufficient funds to achieve its intended goals. Therefore, the Company may be required to seek alternative financing on terms less favorable to it or may be unable to find such financing on any terms. Such occurrence would have the effect of increasing the risk of loss of investment during the period before the entire 1,000,000 Shares have been sold to those persons who invest in the Company. There can be no assurance that if additional funds are required, such funds will be available, or if available, they will be on terms favorable to the Company. See "Business" and "Use of Proceeds."

                  CAPITAL NEEDS

                  Through this Offering the Company is seeking external capital for general corporate purposes, and to consummate the potential acquisitions discussed herein, as well as to fund the costs of its anticipated Public Offering. Even if this Offering proves successful, the ability of the Company to achieve its long-term objectives may depend on the success of its contemplated Public Offering and/or other financing efforts. In order to pursue its contemplated growth strategy, the Company will likely need to raise additional net proceeds beyond the proceeds of this Offering in order to commence its acquisition and merger efforts and broaden its operations in order to achieve its long-term goals. Even if this Offering and the Public Offering prove successful, the Company may still require additional financing in order to commence and maintain its operations and/or to deal with unknown contingencies. There can be no assurances that any such financing will be available on terms acceptable to the Company. If the Company's financing efforts prove unsuccessful, the shares will likely have little or no value.

                  NO TRADING MARKET FOR COMMON STOCK;
                  LIMITATIONS ON DISPOSITION

                  There is no present trading market for the Company's Common Stock, and there can be no assurance that, through the Public Offering or otherwise, a trading market will develop and be sustained. The sale, transfer or other disposition of the Shares is substantially restricted and may not be made unless the shares are registered under the 1933 Act or, in the opinion of Company counsel, such disposition is exempt from the 1933 Act's registration requirements.

                  TRANSFERABILITY OF THE SHARES

                  Any transferee of the Shares will be required to comply with the investor suitability standards imposed by the investor's state of residence or, if such investor's state of residence does not impose such standards or the Company standards are stricter, such standards imposed by the Company will apply. However, transfers of the Shares will be allowed to or from family members, to or from a trust for the benefit of a shareholder or his family, to or from a partnership, the partner of which is a shareholder or his family, and by will or intestate succession. Shareholders should therefore expect to hold their shares for an indefinite period of time.

                  NO REGISTRATION OF OFFERING OF SHARES

                  The Shares being offered hereby are not being registered under the 1933 Act or under any state securities laws. Consequently, investors in the Shares will not receive the special disclosure and protection which would come with a registered offering. As a condition to the availability of an exemption from the registration provisions of the 1933 Act and certain state securities laws, investors in the Offering will be required to acknowledge in writing that they are purchasing the Shares for investment purposes only and not for purposes of resale or distribution.

                  CONTINGENT THIRD-PARTY LIABILITY

                  The Company may expend certain funds in connection with the settlement of a contingent obligation with a third party. This obligation ($1,000,000, plus interest) is joint and several with the Company's Chief Executive Officer and Chairman, Allen C. Harper, and is subject to the availability of funds to satisfy this obligation. The Company is currently negotiating a settlement of this matter for a payment of cash and stock; however, there can be no assurance that the Company will reach this agreement for such settlement. Further, if such an agreement is reached, a portion of the Company's proceeds and equity may be needed to satisfy this obligation or the settlement thereof. See "Use of Proceeds."

                  EFFECTIVE VOTING CONTROL BY EXISTING SHAREHOLDERS

                  Upon the completion of this Offering, the Company's existing shareholders collectively will own approximately 84.2% of the outstanding Common Stock, assuming the successful completion of the Maximum Offering and 93.5% assuming successful completion of the Minimum Offering. The Company's executive officers and directors and directors will own approximately 40.63% of the outstanding Common Stock assuming the successful completion of the Maximum Offering and 45.14% assuming the completion of the Minimum Offering. Accordingly, if they vote their shares of Common Stock in the same manner, they will have sufficient voting power (without the consent of the Company's other shareholders) to elect all of the members of the Board of Directors of the Company and, in general, to determine the outcome of various matters submitted to the shareholders for approval, including fundamental corporate transactions.

                  DILUTION

                  Purchasers of Common Stock will experience immediate and substantial dilution of $.76 per share or 76% in net tangible book value, assuming maximum subscriptions, and $.822 per share or 82.2%, assuming minimum subscriptions. See "Dilution."

                  MINIMUM OFFERING; BROAD DISCRETION IN APPLICATION OF PROCEEDS; BENEFIT TO RELATED PARTIES

                  There is a $300,000 minimum for this Offering; no refunds are planned in the event that less than 300,000 shares are sold. All funds received from subscriptions will be deposited in an escrow account with Adorno & Zeder, P.A. as Escrow Agent as described herein. If the Company is unable to raise the Minimum Offering sought pursuant to this Offering, it may be unable to consummate the Public Offering, which would render it unable to achieve its long-term goals due to a lack of capital. If this Offering proves unsuccessful, funds already raised from investors may already have been spent or committed and may therefore be unavailable for refund in the event that the Company does not carry forward with its contemplated growth strategy. Under those circumstances, such investors may suffer a significant loss of their investments. See "Use of Proceeds."

                  DEPENDENCE ON KEY PERSONNEL

                  The success of the Company is dependent upon its management team, particularly Allen C. Harper, its (and EWM's) Chairman of the Board of Directors and Chief Executive Officer, and Ronald A. Shuffield, a Director and President/Chief Operating Officer of both the Company and EWM. The loss of either of Messrs. Harper or Shuffield would likely have a material adverse impact on the Company.

                  NO DIVIDENDS

                  The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future. See "Dividends."

                  ARBITRARY OFFERING PRICE

                  The purchase price for the Common Stock was determined by the Company and does not necessarily bear any relationship to the Company's asset value or net worth. Factors considered by the Company in setting the purchase price include management's view of the potential worth of the Company, the price per share of other successful real estate brokerage offerings and the percentage of ownership of the Company that management desires to sell, among others. Each prospective investor should make an independent evaluation of the fairness of the purchase price.

                                    DILUTION

         At October 31, 1997, the Company had a net tangible book value of $760,853 or $.143 per share of Common Stock (based on 5,312,000 outstanding shares). Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock.

         Assuming the sale of $300,000 of shares (the Minimum Offering), less commissions and estimated offering expenses, the pro forma net tangible book value of the Company at October 31, 1997, would have been $1,011,853 or $.178 per share of Common Stock. This represents an immediate increase in net tangible book value of $.035 per share to the existing shareholders and an immediate dilution of $.822 per share to new investors.

         Assuming the sale of $1,000,000 of shares (the Maximum Offering), less commissions and estimated offering expenses, the pro forma net tangible book value of the Company at October 31, 1997, would have been $1,513,575 or $.24 per share of Common Stock. This represents an immediate increase in net tangible book value of $.097 per share to the existing shareholders and an immediate dilution of $.76 per share to new investors.

         "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors in the Offering. The following table illustrates this dilution on a per share basis:

                                       MINIMUM                   MAXIMUM
                                       OFFERING                  OFFERING
                                     ----------                ----------
Net Tangible Book Value              $  760,853                $  760,853
         Offering                       300,000                   845,350
         Offering Expenses              (49,000)                  (92,628)
                                     ----------                ----------
                                     $1,011,853                $1,513,575
                                     ==========                ==========

Shares
         Before Offering              5,312,000                 5,312,000
         Offering Shares                369,600                 1,000,000
                                     ----------                ----------
         Total After Offering         5,681,600                 6,312,000
                                     ==========                ==========

Price per share
         Before Offering             $     .143                $     .143
         Offering Price              $    1.00                 $    1.00
         After Offering              $     .178                $     .24

         The following table sets forth, at October 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by new investors purchasing Shares sold by the Company in this Offering, assuming an offering price of $1.00 per Share, and before deducting commissions and estimated Offering expenses associated with this Offering payable by the
Company:

                              SHARES PURCHASED      TOTAL CONSIDERATION   AVERAGE
                            --------------------   --------------------- PRICE PER
                             AMOUNT      PERCENT     AMOUNT      PERCENT   SHARE
                           ---------     ------    ---------     ------    -----
Minimum Offering:
 Existing Shareholders     5,312,000      93.5       760,853      75,19     .143
  New Investors              369,600       6.5       251,000      24.81    $1.00
                           ---------     ------    ---------     ------    -----
         Total:            5,681,600     100.00    1,011,853     100.00     .178
Maximum Offering:
  Existing Shareholders    5,312,000      84.1       760,853      50.3      .143
  New Investors            1,000,000      15.9       752,722      49.7      1.00
                           ---------     ------    ---------     ------    -----
         Total:            6,312,000     100.0     1,513,575     100.00      .24

                                 USE OF PROCEEDS

         The net proceeds (after commissions and before the expenses of the Offering) to the Company from the sale of either the minimum or the maximum shares of Common Stock in this Offering, at a price of $1.00 per Share are estimated to be $251,000 and $895,000, respectively. The table sets forth information assuming the Minimum Offering ($300,000 less 8% commissions ($24,000) and less $25,000 of other offering expenses) or the Maximum Offering ($1,000,000 less 8% commissions ($80,000) and less $25,000 of other offering expenses) is sold. If less than the maximum offered amount is raised, the Company will allocate the proceeds of this Offering for the purposes designated below in such amounts as it may deem appropriate.

                                            MINIMUM              MAXIMUM
                                            OFFERING             OFFERING
                                            --------           ----------
Expenses associated with                    $ 25,000           $   25,000
this offering including
legal and accounting fees

Commission to Selling Brokers               $ 24,000           $   67,628

Value of Securities Issued for (1)          $ 69,600           $  154,650
Certain Consulting Services

Working Capital and Funds for               $251,000           $  752,722
Acquisition and /or Mergers (including
costs associated with the acquisition of
PFRG) (2)
                                            --------           ----------
                           Totals:          $369,600           $1,000,000

(1) The Company has agreed to issue shares to a certain financial consultant as partial consideration for certain financial consulting and advisory services provided to the Company. The dollar values listed above assume a value of $1.00 per each share issued to such consultant.

(2) The Company may expend certain funds in connection with the settlement of a contingent obligation with a third party. See "Risk Factors - Contingent Third Party Liability." A portion of the proceeds raised in this Offering may be used to satisfy this obligation or the settlement thereof.

 The amounts set forth in the foregoing table merely indicate the proposed use of proceeds, and actual expenditures may vary substantially from these estimates depending upon economic conditions and the success, if any, of the Company's intended future activities, as discussed herein.

         The Company hopes that soon after this Offering it will undertake a Public Offering to have its common stock trade on the NASDAQ Electronic Bulletin Board System.

                                    BUSINESS

OPERATIONS

         The primary operations of the Company are through EWM, its wholly owned subsidiary. EWM is a Florida licensed real estate brokerage firm which engages 375 sales associates and support staff. In 1997, EWM closed 1,570 real estate "sale" transactions and 754 "rental" transactions having a gross dollar value of $368,000,000. The average home price was $218,544.

         The Company provides the following real estate services:

                           o         Residential Brokerage
                           o         Commercial Brokerage
                           o         Corporate Relocation Services
                           o         Property Management and Leasing
                           o         International Brokerage
                           o         Business Brokerage

         EWM operates from offices located in Coral Gables and in the Pinecrest-Palmetto area of Miami-Dade County, Florida. See "Business - Properties". It is a member of the Realtor Association of Greater Miami and the Beaches, the Realtor Association of Miami-Dade County, Ft. Lauderdale Association of Realtors and the Florida Keys Association of Realtors. Its scope of representation stretches for a distance of more than 50 miles (north to south) in South Florida. A summary of its various types of real estate services is provided below.

         RESIDENTIAL BROKERAGE

         EWM acts as a broker or agent in residential real estate transactions. EWM markets homes in every price range throughout Miami-Dade County, with a market niche in luxury properties (over $500,000). EWM's 1997 average residential sales price of $218,544 was higher than its primary competitors. See "Business-Competition" herein.

         All customers who list their property for sale with EWM must sign an Exclusive Right of Sale Listing Agreement, which provides that EWM shall be the exclusive sales agent for a set period of time. The Company's residential brokerage services to sellers of real estate include:

         o Pricing a property based on market knowledge and current research
         o        Individualized marketing program for each property
         o Seller's Net Sheet, containing costs of sale and net profit estimates upon closing
         o        Suggestions for preparing a property for sale
         o        Appointment options
         o Inclusion of all properties in the computerized Miami-Dade County Multiple Listing System
         o        Pre-qualifying of potential buyers' ability to purchase
         o General advice and assistance in preparing forms and attending closing of transaction

         o Negotiating the terms and conditions of the sales and purchase contract
         o        Open Houses for properties
         o        Securing tenants

         In exchange for these services, the customer pays to the Company a commission which is generally fixed at 6% of the sales price of which 3% is paid to the "listing" broker and 3% is paid to the "selling" broker.

         EWM also acts a broker for buyers of real estate. When acting as a broker for a buyer, the Company's services include:

         o Locating a property that meets personal and financial objectives
         o        Showing the buyer properties
         o Assistance with inspections, repairs, and obtaining appraisals, etc.
         o Negotiating the terms and conditions of the sales and purchase contract
         o Assisting the buyer in preparing for and attending closing of transactions.

         In exchange for these services, the customer pays to the Company a commission which is also generally fixed at 6% of the sales price. This commission is usually, with the consent of the listing broker (i.e., the seller's broker), deducted from and payable out of, the commission payable to such listing broker.

         The agreements signed by the customer and the buyer/seller of its real estate is the form Contract for Sale and Purchase that is approved by the Florida Association of Realtors and the Florida Bar and is customarily used in the State of Florida. Under Florida real estate law, EWM does not represent the Buyer or Seller directly, but rather operates as a "transaction" broker.

         COMMERCIAL BROKERAGE

         EWM's commercial brokerage services provide specialized services to financial institutions, investors, developers and land owners of every type. EWM's services include but are not limited to:

         o        Commercial Sales and Leasing
         o        Property Owner Representation
         o        Tenant Representation
         o        Corporate Relocations
         o        Project Management
         o        Market Surveys
         o        Project Feasibilities
         o        Computer Financial Models
         o        Construction and Permanent Loan Packaging
         o        Land Acquisition and Assemblage
         o        Workouts of Challenging Properties
         o        Real Estate Consulting

         RELOCATION

         EWM has an extensive corporate relocation division, specializing in corporate relocations. EWM is affiliated with several of the industry's largest relocation networks. In particular, EWM maintains a Strategic Alliance Agreement with the Cendant Mobility Relocation Network (successor to PHH Relocation Network) ("Cendant"), the nation's largest relocation organization, which provides EWM with membership in Cendant's nationwide network of more than 400 other suppliers of relocation services. Ron Shuffield, EWM's President, served on the PHH National Advisory Council (predecessor to Cendant) from 1993-1996.

         The Company believes that the Miami, Florida area is strongly positioned for corporate relocations. The area serves as a hub of domestic and international business. Because of the favorable geographic location of Miami-Dade County, coupled with its trained commercial and industrial labor force, many Fortune 500 companies have a Latin American and Caribbean base in Miami. According to Miami-Dade County statistics obtained from the Miami-Dade County Beacon Council (the county's economic development council), in Coral Gables, Florida alone, the Company's main office location, the following corporations have operations: Walt Disney, Texaco West Africa/Latin America, Hilton Hotel-International, Apple Computer, and IBM. In addition, such major corporations as Burger King, Borden and Eastman Kodak have significant South Florida operations. The Beacon Council has provided the list attached as Exhibit C hereto of Fortune 500 companies with a Miami-Dade County presence. To capitalize on the growing need to assist international executives, EWM has an entire division devoted solely to assisting relocating executives.

         The services that EWM provides in connection with corporate relocations include, but is not limited to, sales and marketing of a transferred employee's existing properties, assisting relocated employees in finding new properties, education and school placement counseling, rental assistance, area tours, short-term housing, financial service assistance, mortgage prequalification, assistance with coordination of moving personal property, and personal and repair service professionals, including a list of pre-qualified baby sitters, interior design consultants and home repair specialists.

         A referral fee equal to 25% to 30% of the gross listing or selling commission received by EWM is paid to the referring party for any business referred to EWM. All outgoing referral fees earned by EWM are split between the referring associate and the Company. All outgoing referrals must be placed through the Cendant Relocation Network.

         PROPERTY MANAGEMENT

         The Property Management Division of EWM serves as an agent for the property owner, overseeing all facets of the leasing and management process, including customary landlord activities.

         EWM provides property management for single family homes, condominiums, and apartment complexes. Specific property management services include:

         o        Collecting rent
         o        accounting and bookkeeping services
         o        Regular property inspections
         o Coordination of regular maintenance (lawn, pool, service contracts, etc.)

         o        Contract work (paint, repairs, etc.)
         o        Customer services for tenants
         o        Consistent owner contact
         o        Showing rental properties to prospective tenants.

         INTERNATIONAL BROKERAGE SERVICES

         EWM is a member of many International Chambers of Commerce and Miami-Dade County's Beacon Council. EWM sales associates speak 13 different languages, which helps meet the needs of Miami-Dade County's international community.

EMPLOYEES

         As of February 10, 1998, the Company employs 25 persons full time as support staff and engages 350 persons as sales associates. Of the sales associates, 165 are based in the Coral Gables office and 85 are based at the Pinecrest-Palmetto office. Of the Company's sales associates, 250 are regular sales associates, and 100 are referral associates licensed with an affiliated company, EWM Referral Services, Inc. These associates have an active real estate license but merely refer listings to the Company in return for a fee. All sales associates are independent contractors rather than employees of the Company, which is a standard structure in the real estate brokerage industry. The Company requires that each associate sign an Independent Contractor Status Agreement that is a Florida Association of Realtors standard form.

           All of the Company's sales associates are paid by commission solely on the basis of closed sales transactions. Typically, the share of a total commission is split evenly between the listing broker and the selling broker, with each broker entitled to a commission of 3% of the property sales price for residential listings and 5% for commercial, business brokerage and rental listings. Approximately 40% of EWM sales are "in-house," where EWM represents both the buyer and seller and therefore receives both halves of the brokerage commission.

         All sales associates are paid commissions according to the schedule below. As an associate's annual total commission earnings increase (including all listing, sales and rentals), the percentage of commission paid by EWM to the associate increases, based on the seven levels of commissions as follows:

                                    TOTAL COMMISSIONS                   % OF LISTING              % OF SELLING
      COMMISSION                   EARNED JANUARY 1ST                    COMMISSION                COMMISSION
         LEVEL                    THROUGH DECEMBER 31ST               PAID TO ASSOCIATE         PAID TO ASSOCIATE
      ----------             -------------------------------          -----------------         -----------------
        Level 1              $        0    to     $   15,000                50%                       50%
        Level 2              $   15,001    to     $   20,000                55%                       55%
        Level 3              $   20,001    to     $   35,000                55%                       60%
        Level 4              $   35,001    to     $   65,000                60%                       65%
        Level 5              $   65,001    to     $  100,000                65%                       70%
        Level 6              $  100,001    to     $  150,000                70%                       75%
        Level 7                  Over $150,000 or $50,000                   75%                       75%
                                 or more of Listing Only Income

         Additionally, all sales associates pay an Administrative Fee which is paid in an amount equal to either (at the option of the sale associate) $60 per month or 6% of total commissions earned paid off the top of the commissions, with no limit. None of the Company's employees are covered under any collective bargaining agreement. The Company has never experienced a strike and believes its relations with its independent contractor associates to be excellent.

SALES AND MARKETING

          The Company services are marketed in a variety of outlets throughout South Florida. EWM's marketing efforts include, without limitation, advertising in all major newspapers, full-color magazine pictorials, targeted mailings, press releases and inclusion of all properties in the county-wide Multiple Listing Systems. EWM targets new sellers and buyers of its properties by placing advertisements for its properties in each Sunday's MIAMI HERALD REAL ESTATE GUIDE. Further, EWM places a monthly pictorial centerfold and back cover of advertising in Harmon's Real Estate Market Magazine, a magazine published monthly and widely distributed throughout South Florida. Further, EWM mails its "Open House Sundays" literature monthly to over 35,000 potential customers and its "Crown Collection" quarterly mailer to approximately 20,000 potential customers, which features homes priced in excess of $500,000. EWM provides its associates with advertising dollar value credits, based on their property's sales price, for use in various advertising means.

         In addition to the above described traditional avenues of sales and marketing, EWM and its executives and associates are extremely active members of the community. EWM is a sponsor of such South Florida charities as the American Red Cross, Miami Opera, United Way, Junior Orange Bowl, Junior Achievement, the College Assistance Program and the local arts and crafts festivals, just to name a few. Further, EWM is a member of all local Chambers of Commerce, and is a trustee for chambers in Miami, Coral Gables, Homestead, Florida and is a member of the University of Miami Citizens Board.

PROPERTIES

         EWM operates from offices located in Coral Gables and in the Pinecrest-Palmetto area of Miami-Dade County, Florida. The Company's Coral Gables office, its principal office, is located at 1360 S. Dixie Highway, Coral Gables, Florida 33146. The Company currently leases a total of 11,930 square feet of space at its principal office, which includes its property management, relocation division and Embassy. Its current primary lease term is through July 2000 with options to extend through July 2020. The Pinecrest Office, located at 12651 South Dixie Highway, Miami, Florida 33156, is also leased, and consists of 7,468 square feet. Its lease term is through February 2001 with options to extend through February 2011.

TRADE NAMES AND TRADEMARKS

         Esslinger-Wooten-Maxwell is a trade name used in connection with the Company's business. The Company owns a federal registered trademark for the Crown Collection of Internationally Fine PropertiesR used in connection with its sale of luxury properties. In addition to the federal trademark rights for the Crown Collection of Internationally Fine PropertiesR, the Company relies on common law theories of trade name protection, including the law of unfair competition to protect its trademarks and services. The Company is not aware of any pending claims of infringement or other challenges to the Company's rights to use its trade name or trademarks.

REGULATION

         The operation of the Company is subject to various federal, state and local laws and regulations. EWM is licensed by the State of Florida Department of Business and Professional Regulation to sell real estate in the State of Florida. In addition, each of the Company's real estate associates must be licensed with the State of Florida Department of Business and Professional Regulation as a real estate broker or real estate sales agent. The licenses must be updated every two years by passing an administered examination. The Company has made, and will continue to make, expenditures to comply with such laws and regulations. The Company believes that it is in compliance with all material laws and regulations.

          The adoption of state and local laws and regulations imposing environmental controls, disclosure rules, zoning and other land use restrictions may materially and adversely affect the marketability of real estate. However, the Company does not believe that any such laws or regulations that are currently in existence, or to the best of the Company's knowledge are proposed or contemplated, that will have such an adverse effect on the Company's financial condition or its operations.

LEGAL PROCEEDINGS

         The Company is currently a party to three pending legal proceedings which are lawsuits where EWM was named as a third party. Two of these suits are between the buyers and sellers of single family homes over the issue of the disclosure of latent defects and the third suit is between a condominium association and one of the condominium owners. The Company's liability in such legal action is being covered by its Errors & Omissions Insurance. Naming a broker as a party in a legal action between the buyer and seller in a real estate transaction is common. The Company does not believe that the results of these legal proceedings, even if adverse, will have a material effect on the Company's operations. Neither the Company nor any of its affiliates have ever been the subject of governmental or regulatory investigation.

COMPETITION

         All of the businesses in which EWM is engaged are highly competitive, in particular residential properties. Many of its competitors, through affiliated franchising organizations, have substantially greater financial resources than the Company. EWM's major competitors are Coldwell Banker Real Estate, Prudential Florida Realty, and The Keyes Company Realtors. Coldwell Banker has been pursuing an aggressive acquisition strategy. In January 1998, Coldwell Banker acquired 37 offices of Gimelstob Realty, a South Florida realtor primarily based in Broward and Palm Beach Counties, and Coldwell Banker has publicly stated its intent to acquire additional brokerage operations in South Florida. Prudential Florida Realty has also made recent acquisitions, including Jeanne Baker, Inc. Realty. The substantial trend in the real estate industry is consolidation through acquisitions by national chains, such as Cendant Corporation ("Cendant") Cendant owns Century 21 Realty, ERA Realty, Coldwell Banker Realty and Cendant Relocation Services. National chains now represent 35% of the total U.S. real estate brokerage operations.

         A comparison of EWM to their competitors with residential properties follows. The statistics represented were obtained from the Multiple Listing Service ("MLS"), an independent real estate data reporting entity, whose sales data represents approximately 85% of the total sales in the greater Miami, Florida area.

                  JANUARY 1, 1997 THRU DECEMBER 31, 1997 RANKING BY NUMBER OF RESIDENTIAL LISTINGS CLOSED IN MIAMI-DADE COUNTY.

                  1.       Coldwell Banker                    3,280 Transactions
                  2.       Prudential Florida                 3,238 Transactions
                  3.       The Keyes Company                  1,983 Transactions
                  4.       EWM                                1,186 Transactions


                  JANUARY 1, 1997 THRU DECEMBER 31, 1997 RANKING BY DOLLAR VOLUME OF RESIDENTIAL LISTINGS CLOSED IN MIAMI-DADE COUNTY.

                                                                     AVERAGE
                                           GROSS SALES              HOME PRICE
                                           -----------              ----------
         1.  Prudential Florida            $559,268,000              $172,720
         2.  Coldwell Banker               $489,092,000              $149,113
         3.  EWM                           $262,892,000              $221,663
         4.  The Keyes Company             $214,258,000              $108,047


         As the above statistics note, while EWM is not the volume leader in South Florida, it has the highest average sales price of its competitors. Its average residential sales price substantially exceeds the average sales prices in Miami-Dade County. See "Business - South Florida Real Estate Market" below. The above figures include only residential sales and do not include sales made outside the MLS. EWM sales for 1997 including all residential, commercial and rentals were approximately $368,000,000.

SOUTH FLORIDA REAL ESTATE MARKET

         The rate of home sales in Miami-Dade County, Florida has been flat since 1994; however, the sales statistics for the last half of 1997 showed a marked improvement over 1996. While sales across the County were down over 6% for the first half of 1997, significant activity for the last two quarters reduced the 1997 mid year-to-date decrease to 0.10% (See Facts & Trends MLS Data Report for January-December 1997). According to the Miami Herald, market forecasters predict strong sales in Miami-Dade County, Florida in

1998. Analysts believe that strong consumer confidence, low interest rates, weak inflation and gains from a surging stock market should lead to a very strong real estate market in South Florida for 1998, with new and existing home sales to increase at a rate slightly higher than the national average. Analysts expect mortgage rates to drop to near 30 year lows, which should allow more people to qualify for home purchases.

         According to MLS data, there were 16,145 existing home sales in Miami-Dade County in 1997, compared to 16,161 in 1996. The Miami Herald reported 3,761 new home sales through third-quarter 1997, compared to 3,109 new home sales for the same period in 1996.

         According to the Miami Herald, through the third quarter of 1997, new home prices in Miami-Dade County increased by 10.2% from the previous year (with an average sales price of $153,973) and existing home prices increased by 3.2% for the same period (with an average sales price of $135,520). Condominium sales in Miami-Dade County increased by 13% from the previous year (with an average sales price of $185,797) through third quarter 1997 and existing condominium prices increased by 10.4% for the same period (with an average sales price of $97,698). The Miami Herald quotes analysts that predict a 3 to 5% appreciation of home prices in Miami-Dade County in 1998. Rising values are partly attributable to demand, as demographers expect 47,000 more people to move to South Florida by 2000.

         While homes less than $200,000 accounted for 84% of all homes sold in Miami-Dade County in 1997, luxury homes continue to sell well in the region. In the past year, EWM was involved in 83 home sale transactions through the MLS in the price range over $500,000. This equals 9% of the 906 total Miami-Dade County transactions in this price range through the MLS.

FINANCIAL CONDITION AND COMPANY PERFORMANCE

         Enclosed as an Appendix to this Memorandum is the Company's audited Financial Statement as of October 31, 1997 (the "Financial Statements"). The Financial Statements constitute a material part of this Memorandum and should be reviewed carefully.

         The Financial Statements combine the operations of First Reserve Florida, EWM, First Reserve Enterprises, Inc. (an inactive corporation with no operations) and Embassy. The Financial Statements were adjusted to account for the purchase by the preferred shareholders of First Reserve Florida of 889.67 shares of $1 par value common stock of First Reserve Florida. Those preferred shareholders, who surrendered their preferred stock and all rights to accrued and unpaid dividends on such preferred stock, were a part of the First Reserve Florida shareholders who exchanged their shares for shares of the Company pursuant to the Exchange Merger Agreement.

         First Reserve Florida has net operating loss carryovers of approximately $2,600,000 which expire at various dates through 2011. These net operating loss carryovers, stemming from losses from real estate investments and not from brokerage operations, result in deferred tax assets which can be used by the Company to offset future tax liabilities.

         EWM's total real estate exclusive right-of-sale listings as of January 15, 1998 are as follows:

                                        NUMBER OF      DOLLAR         COMMISSION
                                        LISTINGS       AMOUNT            RATE
                                        ---------      ------         ----------
TYPE
----
Residential Listings                       465      $134,676,996          6%

Vacant Land                                 48       $24,594,255          6%

Residential Rental Listings                 76        $1,610,640          10%

Duplex/Triplex/Fourplex                     11        $2,114,050          6%

Commercial                                  31       $13,310,500          10%

Multi-Family, Apts                           4        $2,333,000          6%

Business Brokerage                          11        $4,876,000          10%
                                           ---      ------------
Total Properties Listed for Sale           646      $183,515,441
                                           ===      ============

         In 1997, EWM had 2,325 total transactions (1,571 sales and 754 rentals) with a total dollar value of $368,000,000. The average price of a residential sold property was $218,544 and the average price of a residential rental was $1,408 per month. EWM closed on 1,364 properties (homes and condominiums) in 1997.

         In 1997, EWM's total transactions of home sales (thru the MLS and outside the MLS) by price are as follows:

            PRICE                           SALES        % OF TOTAL
            -----                           -----        ----------
 under $200,000                               935            59.5%
$200,000 -299,999                             317            20.2%
$300,000 -$399,999                            146             9.3%
$400,000 -$499,999                             63             4.0%
$500,000 -$599,999                             72             4.6%
        over $750,000                          38             2.4%
                                            -----           -----
                                            1,571           100.0%

         EWM's niche is in the "over $500,000" price range. Sales in this market increased 20.16% from 1996 to 1997. EWM increased its annual closed sales 12.4% from 1996 to 1997. The total dollar volume of real estate written during the first eight weeks of 1998 exceeded by 9% the first eight weeks of 1997.

PLAN OF OPERATIONS

         The Company plans to undertake an aggressive growth strategy in three general areas: real estate brokerage, financial services and real estate services.

         The Company intends to grow its real estate brokerage areas by acquiring local brokerage operations throughout Florida to increase market presence, sales volume and the Company's geographic base. Acquisitions in this area are targeted for residential and commercial real estate brokerages and business brokerages. The Company hopes to establish an alliance of other high quality real estate and mortgage brokerage firms to provide services throughout Central and Southern Florida and possibly South and Central America. This alliance would promote the Florida and/or South America regions through joint marketing efforts.

         The Company has certain acquisition targets with whom it has commenced preliminary discussions. The smallest of these firms is presently selling in excess of $100,000,000 of properties per year. The Company also has meetings planned with additional Miami-Dade County real estate brokerage firms.

         The Company hopes to expand its property management services by offering such services to all components of its expanded brokerage operations subsequent to the implementation of its growth strategy.

         The Company believes that commercial and business brokerage services are a substantial opportunity for future growth. The Company believes that 1997 U.S. tax law revisions relating to the acquisition and disposition of real property have made ownership of "primary home" residential properties more attractive due to a $500,000 net gain exemption from personal income taxes for homes held over two years as one's primary residence. The areas in Miami-Dade County hardest hit by Hurricane Andrew in 1992 are steadily improving and the Company believes that demand for new residential and commercial land in this part of Miami-Dade County has been brisk. EWM's Pinecrest-Palmetto office is centrally located in the areas of renewed commercial activity and the Company believes it is better poised to take advantage of this growth than any of its competitors due to their extensive direct mail advertising program.

         The Company is also contemplating the expansion of its financial services, including its mortgage brokerage services and the acquisition of a local financial institution. Embassy has recently hired additional mortgage processors and mortgage brokers. If EWM can successfully acquire the real estate brokerage operations as discussed above, some of which have in-house mortgage operations, this would allow for additional staff and volume, and a possible merger with Embassy.

          The possible acquisition of a financial institution creates the potential for a substantial synergy of ancillary services and expanded customer base for such areas as mortgage finance, credit cards, commercial finance and other areas.

         Finally, the Company hopes to expand in the real estate services areas by acquiring or opening new services such as title insurance companies or casualty insurance entities. The Company is contemplating the possible acquisition or start up of a title insurance company. Acquiring or otherwise commencing casualty insurance operations will be investigated when the real estate brokerage division reaches annual gross sales of approximately $1,000,000,000.

         The Company's contemplated growth strategy is a result of its belief that the United States real estate industry is undergoing a structural change. The industry is consolidating as a result of the high cost of technology, the need to offer ancillary services and the increase in "chain" real estate companies. The Company believes that the "mom and pop" real estate operations will eventually lose market share to national or regional operations, similar to the video rental industry. Accordingly, the Company hopes to become an industry leader through its growth strategy. Its anticipated Public Offering will allow the Company to accomplish this growth by raising additional capital, creating a nationally-recognized and respected name, and offering an attractive investment to its shareholders.

         There can be no assurances that the foregoing plan will not change materially due to changed circumstances after the completion of this Offering.

CAPITAL RESOURCES

         In order to achieve its long range plans for expansion of its operations, the Company anticipates that it will need to raise significant additional net capital beyond the maximum amount sought to be raised in this Offering. The Company anticipates raising these additional funds through the Public Offering of equity and/or debt securities during 1998.

         If the Company is unable to successfully consummate the Public Offering or to promptly raise the needed capital from other sources, the Company will likely be unable to undertake its intended plan of operations discussed above. Further, in order to consummate the Public Offering and/or additional financing, the investors' interests in the shares may be substantially diluted.

         If the Company is able to successfully raise additional capital, it plans to spend those funds to implement the growth strategy specified in "Business-Plan of Operations" above.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         NAME                     AGE                POSITION(S)
         ----                     ---                -----------
         Allen C. Harper           53                Chairman of
                                                     the Board of
                                                     Directors/Chief
                                                     Executive Officer

         Ronald A. Shuffield       47                President/Chief
                                                     Operating Officer/
                                                     Director
                                                     President of EWM

         Thierry Manni             31                Director

         James E. Newmeyer         50                Secretary/Treasurer and
                                                     Director/President of
                                                     Embassy Financial
                                                     Services, Inc.

MANAGEMENT

         A brief description of the key management of the Company is as follows:

         ALLEN C. HARPER

         Since 1984 Allen C. Harper has been principally employed as the Chairman and Chief Executive Officer and is a principal shareholder of First Reserve, Inc., the holding company of EWM.

         Mr. Harper has more than 30 years of business experience, primarily in the areas of real estate management and development and rail transportation. He is still active in a variety of businesses. Mr. Harper is currently the Chairman of the Board of Directors and Chief Executive Officer for First American Railways, Inc. and has been since its inception in 1994. Since September 1989, Mr. Harper has served as a Director on the Tri-County Rail Authority and has been chairman of the board for two terms. He has also served as a director of Florida East Coast Railway Co., a railroad company based in St. Augustine Florida, since May of 1994, and Vacation Break U.S.A., Inc. a travel and time share corporation based in Ft. Lauderdale, Florida.

         RONALD A. SHUFFIELD

         Ronald A. Shuffield is the President and Chief Operating Officer (COO) of both the Company and EWM, and a member of each entity's Board of Directors. He has been the President of EWM since 1984. He acts as the chief operating officer and supervises the day-to-day operations of the Company and EWM. Mr. Shuffield is a licensed Florida real estate broker and certified general contractor. Mr. Shuffield has been a member of the Realtor Association of Dade County since 1984 and has served in a variety of officer and director positions thereon. Mr. Shuffield served on the National Advisory Council of the PHH Relocation Network (now Cendant Mobility Servicers) from 1993-1996. Mr. Shuffield's community memberships include the Coral Gables Chamber of Commerce (where he serves as President from 1992-93 and where he was awarded the Robert
B. Knight Outstanding Citizen of Coral Gables Award), the Greater Miami Chamber of Commerce (where he serves on the Board of Governors) and the Rotary Club of Coral Gables. Mr. Shuffield received a Bachelor of Science degree in business administration from the University of Tennessee.

         JAMES E. NEWMEYER

         Mr. Newmeyer has been President of Embassy Financial Services, Inc. since 1996, where he oversees all operations of the mortgage business. He is also Secretary/Treasurer of the Company Prior to joining Embassy, Mr. Newmeyer has been an executive with numerous real estate mortgage companies for over twenty years, including PHH Mortgage Services, Source One Mortgage Services Corporation, MHSI/Chemical Residential Mortgage/ CenTrust Mortgage, Amerifirst Mortgage and Southeast Mortgage Company. Mr. Newmeyer has a Bachelor of Arts degree from Furman University and a Masters Degree from Florida International University.

         MANAGERS

         Blair C. Strickroot, Vice President, has been with the firm since 1981 and manages the Corporate Relocation Division. She also oversees the management of the corporate and bank owned properties.

         Ann W. Raff, Vice President, is in charge of corporate training and has been with the firm since 1985.

         Sherrie L. Jones has been with the firm since 1987 and is currently the Director of Administrative Services.

         Beth Butler has been with the Company since 1995 and is the Sales Manager of the Coral Gables office.

         Norma Rosenberg is the Sales Manager of the Pinecrest-Palmetto office and has been with the Company since 1994.

         Marlene Martinez has been with the company for two years. She is the Manager of the Property Management Division.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION OF DIRECTORS

         The Company will reimburse members of the Board of Directors for their expenses incurred in connection with their services as directors. In addition, each director will be paid $500 for every directors meeting they attend and $100 for each committee meeting they attend for directors' committees of which such director is a member. Further, the Company may issue stock options in the future to "employee" directors pursuant to its Stock Option Plan.

COMPENSATION OF OFFICERS

         The Company recently entered into employment agreements with Messrs. Harper and Shuffield. The agreements memorialize the employment relationships that have existed since 1984 between the respective individuals and the Company. The agreements expire five years from the date thereof, with an option of the employee to extend for an additional five year term. Mr. Shuffield's agreement provides for his employment as President of EWM at a base salary of $320,000 per year. Mr. Harper's agreement provides for his employment as Chairman and Chief Executive Officer of EWM at a base salary of $270,000 per year. Each executive may also be entitled to a bonus at the discretion of the Company's Board of Directors. The Company provides disability and life insurance for both Messrs. Harper and Shuffield and provides each with full medical and health insurance coverage, a 401(K) plan and a monthly automobile allowance.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date of this Memorandum, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own 5% or more of the Common Stock, (ii) each of the Company's executive officers and directors, and (iii) all executive officers and directors as a group.

                                                                                                           PERCENTAGE
                                                                               PERCENTAGE                  AFTER
NAME AND ADDRESS              POSITIONS              NUMBER                    BEFORE                      OFFERING
BENEFICIAL OWNER(1)           WITH COMPANY           OF SHARES                 OFFERING                    MINIMUM         MAXIMUM
-------------------           ------------           ---------                 ----------                  ----------      -------
Allen C. Harper               Chairman/CEO           1,113,500                  20.96%                       19.66%        17.64%
1360 S. Dixie Highway         Director
Coral Gables, Fl 33146

Ronald A. Shuffield           President/COO          1,113,500                  20.96%                       19.66%        17.64%
1360 S. Dixie Highway         Director
Coral Gables, FL 33146

Valorsec Vermaltungs &
 Treu-Anstalt                                        2,160,000                  40.66%                       38.02%        34.22%
8/10 Rue de la Ferne
92100 Boulogne, France

James E. Newmeyer             Secretary/Treasurer      337,500                   6.35%                        5.94%         5.35%
1360 S. Dixie Highway         Director
Coral Gables, FL 33146

all Executive officers                               2,564,500                  48.27%                       45.14%        41.34%
and directors, as a group

The following table sets forth, as of the date hereof, information regarding outstanding options to purchase shares of the Company's Common Stock held by each officer and director of the Company.

         NAME OF HOLDER                 OPTION SHARES              EXERCISE PRICE      EXERCISE EXPIRATION DATE
         --------------                 -------------              --------------      ------------------------
         Valorsec Vermaltungs               500,000                    $3.00             November 30, 2002
         & Treu-Anstalt
         Valorsec Vermaltungs               500,000                    $3.50             November 30, 2002
         & Treu-Anstalt

                          DESCRIPTION OF COMPANY STOCK

         The Company is authorized to issue 100,000,000 shares of Common Stock, no par value. There are 5,312,000 shares of Common Stock currently outstanding. If the Maximum Offering amount hereunder is completed, the Company will have 6,312,000 shares of Common Stock outstanding and 5,681,600 shares of Common Stock outstanding if the Minimum Offering is completed. Each holder of Common Stock is entitled to one vote per share owned on all matters submitted to a vote of the shareholders. Holders of Common Stock will be entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available for dividends. If the Company is liquidated, dissolved or wound up, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding and to be outstanding upon completion of this Offering are and will be fully paid and non-assessable.

         The Company recently approved a Stock Option Plan to provide for the issuance of options of the Company's Common Stock from time to time to key employees, directors (who are also employees of the Company), consultants (including sales associates, loan officers and managers) and advisors (provided that such advisory services are not in connection with the offer and sale of securities in a capital raising transaction). The specific participants in the Stock Option Plan and the exercise price for any option are determined by the Administrative Stock Option Committee designated by the Company's Board of Directors, which will contain at least two non-employee directors or if none is designated, the Board of Directors itself. To date, the Company has not designated an Administrative Stock Option Committee, nor have any stock options been granted under the Stock Option Plan.

         Holders of Common Stock have no cumulative voting rights and, therefore, the holders of more than half of the shares voting for the election of directors can elect all the directors. Furthermore, the Bylaws of the Company provide that only the Board of Directors, the President, or shareholders holding at least 10% of the stock of the Company may call a special shareholders' meeting, which may prevent a shareholder or group of shareholders holding less than 10% of the stock of the Company from calling such a meeting.

         The Company has the authority to issue ten million (10,000,000) shares of preferred stock, undesignated as to par value. The Board of Directors may divide the shares of preferred stock, into series, and may fix and determine the designations, preferences, privileges, and ratify powers, if any, and the restrictions and qualifications of the share of each series as established. To date, the Company has not issued any preferred stock and has no plans to issue such stock in the foreseeable future.

         American Securities Transfer & Trust Co., Denver, Colorado, serves as the Company's transfer agent for its Common Stock.

                                    DIVIDENDS

         The anticipated capital requirements of the Company make it unlikely that any cash dividends will be paid in the near future. The Company plans to use all of its net earnings for the foreseeable future to finance its growth.

               ACCESS TO AND FURNISHING OF ADDITIONAL INFORMATION

         EACH PROSPECTIVE INVESTOR IS HEREBY GIVEN THE OPPORTUNITY AND IS ENCOURAGED TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM ALLEN C. HARPER, A DIRECTOR OF THE COMPANY, CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING AND TO OBTAIN ANY ADDITIONAL INFORMATION (TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE) NECESSARY TO VERIFY THE ACCURACY OF OR SUPPLEMENT THE INFORMATION CONTAINED IN THIS PRIVATE OFFERING MEMORANDUM, INCLUDING COPIES OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND ALL MATERIAL BOOKS AND RECORDS OF THE COMPANY. ANY QUESTIONS REGARDING THIS PRIVATE OFFERING MEMORANDUM SHOULD BE DIRECTED TO ALLEN C. HARPER, OR RONALD A. SHUFFIELD EACH OF WHOM ARE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, BY FAX (305) 667-0781, OR BY PHONE (305) 667-8871.